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11300 W. 89th Street       Overland Park, Kansas 66214 USA     913/495-2614
Fax 913/492-0870


Contact:    Thomas C. Cargin
            Vice President - Finance and Administration
            (913) 495-2614


                       AIRPORT SYSTEMS ANNOUNCES NEW NAME,
                               ELECSYS CORPORATION

OVERLAND PARK, Kansas (November 1, 2000) - Airport Systems International, Inc. (AMEX:ASY) today formally announced the change of its corporate name to Elecsys Corporation.

Keith S. Cowan, president and chief executive officer said, "The renaming of the company is an important step in our strategy of expanding our focus beyond our historical airport markets. We see outstanding growth potential in the areas of contract electronic manufacturing and specialty electronic products, both through internal channels and additional acquisitions."

The implementation of this name change includes the division of operations into two wholly owned subsidiaries, Airport Systems International, Inc. and DCI, Inc. These subsidiaries will operate under those names, which are important assets in their respective industries.

Existing stockholders may continue to hold their current stock certificates. The company's American Stock Exchange ticker symbol "ASY" will remain unchanged. Elecsys Corporation has established a web site at www.elecsyscorp.com.

About Elecsys Corporation (formerly Airport Systems Intl)
Elecsys Corporation is a designer and manufacturer of electronic components, subassemblies and systems. Its Airport Systems International subsidiary designs, manufactures and implements ground-based radio navigation and landing systems (navaids) and airfield lighting to aid the in-flight navigation and ground movement of aircraft. The DCI subsidiary provides contract electronic manufacturing services, standard and custom liquid crystal display devices and panel meters to a wide variety of medical electronics, consumer products and aerospace OEMs.

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